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                                                       Exhibit C2

NEES ENERGY, INC.
Statement of Cash Flows
(Thousands of Dollars)
For the Twelve Months Ended December 31, 1998
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                      $(12,989)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Depreciation and amortization                          1,361
     Deferred federal and state income taxes                 (166)
     (Increase) decrease in accounts receivable and
       unbilled revenue                                    (8,363)
     (Increase) decrease in inventory                      (9,895)
     (Increase) decrease in prepaid and other
       current assets                                     (12,185)
     Increase (decrease) in accounts payable                1,403
     Increase (decrease) in other current liabilities       4,600
     Other, net                                             1,474
                                                         --------
Net cash  provided by (used in) operating activities     $(34,760)
                                                         --------

Investing activities:
  Fixed asset expenditures                               $ (2,232)
  Investment in Weatherwise                                  (600)
  Acquisition of Northeastern Fuels fixed assets           (3,350)
  Investment in PAL Energy                                (13,645)
                                                         --------
Net cash used in investing activities                    $(19,827)
                                                         --------


Financing Activities:
  Subordinated notes payable to parent-issues            $ 45,880
  Capital contribution from parent                         10,805
  Increase in long-term debt                                  486
                                                         --------
Net cash provided by financing activities                $ 57,171
                                                         --------

Net increase (decrease) in cash and cash equivalents     $  2,584


Cash and cash equivalents at beginning of period            1,609
                                                         --------
Cash and cash equivalents at end of period               $  4,193
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